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                                                                   EXHIBIT 10.38

                               SEVERANCE AGREEMENT


         This SEVERANCE AGREEMENT (this "Agreement") is made and entered into as of July 29, 2002 to be effective as of the date of the closing of the Acquisition (as defined below) by and between Swift & Company, a Delaware corporation (the "Company"), and Marshall Ernst (the "Executive").

         WHEREAS, the Executive was previously employed by ConAgra Foods, Inc, a Delaware corporation ("ConAgra"), or one of its affiliates;

         WHEREAS, the Company, HMTF Rawhide, L.P., a Delaware limited partnership, and ConAgra are parties to that certain Agreement, dated May 20, 2002, whereby certain affiliates of Hicks, Muse, Tate & Furst Incorporated and ConAgra will jointly operate certain former operations of ConAgra, including the fresh beef and fresh pork businesses (the "Acquisition"); and

         WHEREAS, the Company has agreed to employ the Executive on an employment at-will basis to provide services to the Company subsequent to the Acquisition and desires to grant the Executive the severance benefits provided herein in connection with the Executive's employment;

         NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for the other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Severance Benefits. Subject to the Executive and the Company executing a mutually-agreeable release at the time of Executive's termination, if the Company terminates Executive's employment during the thirty-six (36) months following the date of the closing of the Acquisition (the "Severance Period") for any reason other than a termination of Executive's employment for cause, then the Company shall pay to the Executive a severance benefit equal to $43,750 per month for the remainder of the Severance Period; provided, however, that if such termination shall occur on or subsequent to the eighteenth month following the closing of the Acquisition, then the Company shall pay to the Executive a severance benefit equal to $43,750 per month for the subsequent eighteen months.

         2. Release of Existing Severance Benefits. Except for the obligations of the Company set forth in this Agreement and the offer letter of even date herewith, the Executive waives any and all rights to any severance payments and/or special "stay" bonus that he is otherwise legally entitled to receive from ConAgra or the Company or any of their respective affiliates. ConAgra shall be a third party beneficiary to this Agreement for the purposes of enforcing the provisions of this Section 2.

         3. Confidential Information.

                  (a) Executive acknowledges that (i) the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the

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"Confidential Information"), (ii) the Confidential Information has been developed or acquired by Company through the expenditure of substantial time, effort and money and provides Company with an advantage over competitors who do not know or use such Confidential Information, and (iii) during his employment by Company, Executive will have access to and will become acquainted with Confidential Information of Company. Confidential Information without limitation includes sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers or venders, manuals relating to suppliers' products, customer lists, information regarding methods of doing business and the identity of suppliers. Confidential Information shall not include information that is generally known to the public.

                  (b) In consideration for having access to such Confidential Information and in order to protect its value to Company, during Executive's employment by Company and at all times thereafter, Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make use of any Confidential Information, except to the extent authorized in writing by the Board of Directors of the Company or compelled by legal process. The Executive agrees to use reasonable efforts to give Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide Company with written notice at least five (5) days before disclosure or within one (1) business day after Executive is informed that such disclosure will be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

                  (c) Executive agrees that, on or before the date of Executive's termination of employment with the Company, Executive shall immediately assemble and deliver to the Company each and every original and copy of any and all documents, compilations, recordings, and any other form of written, printed, recorded, typed and every other matter, thing or material of any kind which Executive has in Executive's possession, custody or control that is or was the property of Company or relates in any way to the business of Company.

                  (d) As used in this Section 3, "Company" shall include the Company and any of its affiliates.

         4. Injunctive and Other Relief. Executive acknowledges that a violation of Section 3 hereof will cause irreparable damage to Company, entitling Company to an injunction in a court of competent jurisdiction, in addition to whatever remedies Company may have at law or in equity, including recovery of reasonable attorneys' fees and costs incurred by Company in enforcing the terms of Section 3 hereof.

         5. Termination Due to Death, Disability or Resignation. Termination of employment due to the death, disability or resignation of Executive will not be considered a termination of employment for purposes of this Agreement. Notwithstanding the foregoing, if Executive dies following a termination of employment that entitled him to severance benefits under this Agreement, but prior to receipt of all such benefits, his beneficiary (as designated to Company in writing) or, if none, his estate, will be entitled to receive all unpaid amounts due hereunder.


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         6. Not a Contract of Employment/Benefit Plan. This Agreement is not an
employment contract for any definite period of time. This Agreement shall have no effect whatsoever on the at-will employment relationship between Executive and Company. Nothing herein shall be deemed to give Executive the right to be retained in the employ of Company or to restrict the right of Company to discharge Executive at any time and for any reason, with or without cause or notice. Nothing herein shall be deemed to give Company the right to require Executive to remain in the employ of Company or to restrict Executive's right to terminate his employment at any time. This Agreement is a severance agreement, not an employee benefit plan or a trust. This Agreement shall not give Executive any security or other interest in any assets of Company.

         7. Severability. Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

         8. Choice of Law. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Delaware and, when applicable, the laws of the United States.

         9. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. Any previous agreement with respect to this subject matter is superseded by this Agreement. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both of the parties hereto. No person has any authority to make any representation or promise not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

         10. Waiver Under Agreement. The failure of either party to enforce or require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall such a failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

         11. Costs and Attorneys' Fees. If any action is initiated to enforce this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable costs and attorneys' fees.

         12. Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, or sections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) "and" and "or" are each used both conjunctively and disjunctively; (c) "any," "all," "each," or "every" means "any and all, and each and every"; (d) "includes" and "including" are each "without limitation;" and (e) "herein," "hereof," "hereunder" and other similar compounds


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of the word "here" refer to this entire Agreement and not to any particular paragraph, subparagraph, section or subsection.

         13. Successors. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. In the event of such a succession, the term "Company" as used in this Agreement shall mean Company as already defined, as well as any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.


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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                               SWIFT & COMPANY


                                               By: /s/ JOHN N. SIMONS
                                                  -----------------------------
                                               Name: John N. Simons
                                                    ---------------------------
                                               Title: President and Chief
                                                     --------------------------
                                                      Executive Officer
                                                     --------------------------

                                               EXECUTIVE

                                                /s/ MARSHALL ERNST
                                               --------------------------------
                                               Marshall Ernst


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